Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NAMECHANGE MERGER SUB INC.

WITH AND INTO

CAVIUM NETWORKS, INC.

Pursuant to Section 253 of the

Delaware General Corporation Law

CAVIUM NETWORKS, INC., a corporation organized and existing under the laws of the State of Delaware (this “Corporation”), DOES HEREBY CERTIFY:

FIRST: That this Corporation was incorporated on June 22, 2006, pursuant to the Delaware General Corporation Law (the “DGCL”). The name of the Corporation was “Cavium Networks, Inc.”

SECOND: That this Corporation owns all of the outstanding shares of the common stock, $0.001 par value per share, of Namechange Merger Sub Inc., a corporation incorporated on June 7, 2011 (the “Merger Sub”), pursuant to the DGCL, and having no class of stock outstanding other than such common stock.

THIRD: That this Corporation, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent on June 6, 2011, determined to merge the Merger Sub with and into itself:

RESOLVED, that the Merger Sub be merged with and into the Company (the “Merger”), which shall be the sole surviving corporation of the Merger and shall thereafter be renamed Cavium, Inc.;

RESOLVED FURTHER, that the Merger shall become effective at 5:00 p.m. Eastern Daylight Time on June 17, 2011, which shall be set forth in a Certificate of Ownership and Merger (the “Certificate of Merger”) prepared and executed by an officer of the Company in the form required by Section 253 of the General Corporation Law of the State of Delaware and filed with the Secretary of State of the State of Delaware;

RESOLVED FURTHER, that upon the effectiveness of the Merger, (i) the Company shall assume all of the liabilities and obligations of the Merger Sub, (ii) the name of the Company shall be changed from “Cavium Networks, Inc.” to “Cavium, Inc.” and (iii) the first sentence of Article I of the Restated Certificate of Incorporation of the Company shall be amended and restated to read in its entirety as follows:

“The name of the corporation is Cavium, Inc.”

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed for and on behalf of the Company to prepare, execute and deliver the Certificate of Merger and any other agreements, certificates and other documents referred to therein or contemplated thereby, and to cause the Company to perform its obligations under the Certificate of Merger; and

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to execute and deliver all other instruments, effect all filings and qualifications, and take all further actions, that any of them deem to be necessary or appropriate to comply with state or federal securities laws in connection with the transactions contemplated by the Merger and the Certificate of Merger and to otherwise carry out the purposes of the foregoing resolutions and to consummate the transactions contemplated by the Merger and the Certificate of Merger.

FOURTH: That the surviving corporation (the “Surviving Corporation”) shall be this Corporation.

FIFTH: That from and after the effective time of the Merger, the Certificate of Incorporation, as amended, of this Corporation shall be the Certificate of Incorporation of the Surviving Corporation and the first sentence of Article I of the Restated Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:

“The name of this Corporation is Cavium, Inc.”

SIXTH: That the Merger shall become effective at 5:00 p.m. Eastern Daylight Time on June 17, 2011.

IN WITNESS WHEREOF, Cavium Networks, Inc. has caused this Certificate of Ownership and Merger to be executed in its corporate name as of this 17th day of June, 2011.

CAVIUM NETWORKS, INC.

By:	/S/ ARTHUR D. CHADWICK
Arthur D. Chadwick,
Vice President, Chief Financial Officer and Secretary